Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the F&G Annuities & Life, Inc. Omnibus Incentive Plan and Employee Stock Purchase Plan of our report dated July 20, 2022, with respect to the consolidated balance sheets of F&G Annuities & Life, Inc. and subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of earnings, comprehensive earnings, equity and cash flows for the periods January 1, 2020 through May 31, 2020, June 1, 2020 through December 31, 2020 and for the year ended December 31, 2021, and the related notes and schedules included in its Registration Statement on Form 10, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Des Moines, Iowa
November 30, 2022